Exhibit 99.1

Nanosphere Announces Expansion of Test Menu, Customer Base and Revenues

New Product Developments

•	Gram-Negative Blood Culture test cleared by FDA to address urgent public health threat

•	Enteric Pathogens test submitted to FDA

Preliminary Fourth Quarter and Full Year 2013 Top Line Results

•	35 new customer placements in fourth quarter and 161 for 2013

•	Preliminary fourth quarter revenue of $3.4 million and $10.0 million for 2013

NORTHBROOK, IL – January 10, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced several business updates. The Company has: (1) received clearance from the U.S. Food and Drug Administration (FDA) for its Verigene® Gram-Negative Blood Culture (BC-GN) Test; (2) submitted its Verigene Enteric Pathogens Test for gastrointestinal infections to the FDA; (3) achieved 35 new customer placements in the fourth quarter, totaling 161 for the full year of 2013; and (4) achieved preliminary revenue of $3.4 million for fourth quarter and $10.0 million for the full year of 2013.

“We continue to see growing demand for our infectious disease tests, particularly our Gram-Positive Blood Culture (BC-GP) Test which is proving to reduce healthcare spending, prevent antibiotic resistance, and most importantly, save lives,” said Michael McGarrity, Nanosphere’s president and chief executive officer. “Continued menu expansion with our BC-GN and Enteric tests will provide additional value to our customers and patients and serve as the basis for our continued growth as a company.”

New Product Developments

Verigene BC-GN, which received clearance from the FDA, is a rapid in vitro diagnostic test that identifies a broad spectrum of gram-negative bacteria that cause bloodstream infections and determines resistance to commonly used antibiotics up to two to three days faster than conventional identification methods.

Bloodstream infections can lead to sepsis, a primary cause of death resulting in over $20 billion in healthcare costs in the U.S. annually.i Infections complicated by antibiotic resistance are especially difficult to treat and are associated with greater mortality. Among the critical genetic markers of antibiotic resistance identified by Verigene BC-GN are five genes which can identify Carbapenem-resistant Enterobacteriaceae (CRE), so-called “superbugs” that are resistant to nearly all available antibiotics. In a recent landmark report, the Centers for Disease Control and Prevention (CDC) assigned an urgent hazard level to CRE, indicating they pose an immediate public health threat and require urgent and aggressive action.ii

The 14-target Verigene BC-GN test joins Nanosphere’s currently marketed Verigene BC-GP Test, which detects a broad spectrum of gram-positive bacteria and the antimicrobial resistance genes associated with methicillin-resistant Staphylococcus aureus (MRSA) and vancomycin-resistant enterococci (VRE).

“Antimicrobial resistance poses a significant threat and significantly affects how we practice medicine, as the availability of viable antibiotics to treat these life-threatening infections is decreasing,” said Richard Thomson, Ph.D., director of clinical microbiology at NorthShore University HealthSystem. “Knowing what bacterium is responsible for the infection and which antibiotics it’s resistant to is an important step toward ensuring that our patients are receiving targeted therapy and that we are not using any unnecessary antibiotics.”

Verigene Enteric Pathogens Test, which was recently submitted by Nanosphere to the FDA, is designed to help hospitals more efficiently and cost-effectively diagnose patients with community-acquired diarrhea, typically caused by consumption of contaminated food or water containing bacterial, viral or parasitic gastrointestinal pathogens.

Most cases of community-acquired diarrhea are self-resolving and not life-threatening, yet gastrointestinal infections are associated with 3.7 million emergency department visits, 1.3 million inpatient hospitalizations and more than $6 billion in healthcare costs per year in the U.S.iii

Since symptoms alone are often not sufficient to make treatment decisions, rapid identification of the cause of community-acquired diarrhea is critical for optimal patient management and can lead to fewer hospital admissions, reduced use of inappropriate or unnecessary antibiotics and workflow benefits to laboratories.

Preliminary Fourth Quarter and Full Year 2013 Top Line Results

Nanosphere added 35 new customer placements in the fourth quarter and 161 for the full year of 2013. The Company previously provided guidance for 2013 placements of 150 – 200 new customers.

Preliminary revenues for the fourth quarter and full year 2013 were $3.4 million and $10.0 million respectively, compared to $1.6 million and $5.1 million in the fourth quarter and full year 2012. Revenue growth in 2013 was driven predominantly by U.S.-based microbiology laboratories adopting Nanosphere’s Verigene System and BC-GP bloodstream infection test. The Company previously provided guidance for 2013 revenue of $10 – $11 million.

Further fourth quarter and full year 2013 results will be provided through a subsequent news release and investor conference call scheduled to be held on Wednesday, February 12, 2014. Guidance for 2014 will be provided during this upcoming investor call.

The Company will also launch a new website to more effectively communicate the clinical and economic value of Verigene within the healthcare system.

To view the new site, please visit: http://www.nanosphere.us.

About the Verigene® System

The Verigene System uses Nanosphere’s core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by targeting conserved genetic regions of a bacterium or virus. Currently, the multiplexed Verigene assays target infections of the blood, respiratory tract and gastrointestinal tract. The information gathered from Verigene test results enables clinicians to make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy and reduced spread of antibiotic resistance.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL.

Contacts

Investors:

Roger Moody, Chief Financial Officer

847-400-9021

rmoody@nanosphere.us

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com

Media:

Lindsey Saxon, Director of Communications

847-400-9173

lsaxon@nanosphere.us

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[i]	Healthcare Cost and Utilization Project. Statistical Brief #160:. National Inpatient Hospital Costs: The Most Expensive Conditions by Payer, 2011. http://www.hcup-us.ahrq.gov/reports/statbriefs/sb160.pdf.
ii	Centers for Disease Control and Prevention, U.S. Department of Health and Human Services. Antibiotic Resistance Threats in the United States, 2013. http://www.cdc.gov/drugresistance/threat-report-2013/pdf/ar-threats-2013-508.pdf. Accessed December 31, 2013.
iii	Healthcare Cost and Utilization Project. Statistical Brief #150: Infectious Enteritis and Foodborne Illness in the United States, 2010. http://www.hcup-us.ahrq.gov/reports/statbriefs/sb150.pdf.